Exhibit 99.1

Venus Concept Reports Fourth Quarter and Fiscal Year 2020 Financial Results; Reaffirms Fiscal Year 2021 Revenue Guidance

TORONTO, March 29, 2021 (PR Newswire) – Venus Concept Inc. (“Venus Concept” or the “Company”) (NASDAQ: VERO), a global medical aesthetic technology leader, announced financial results for the three and twelve months ended December 31, 2020.

Fourth Quarter 2020 Financial Summary:

•
Total GAAP revenue for the fourth quarter of 2020 decreased 19% year-over-year, to $25.8 million, compared to $31.9 million for the fourth quarter 2019, driven by the negative impact of the COVID-19 global pandemic on our business.

•	Total GAAP revenue for the fourth quarter of 2020 increased 25%, compared to $20.7 million for the third quarter of 2020.
•
GAAP operating loss for the fourth quarter of 2020 was $10.3 million, compared to a loss of $17.9 million for the fourth quarter of 2019, a decrease in operating loss of $7.6 million, or 42%, year-over-year.

•	GAAP net loss for the fourth quarter of 2020 of $15.0 million, compared to a loss of $22.7 million for the fourth quarter of 2019, a decrease in net loss of $7.7 million, or 34%, year-over-year.
•
Adjusted EBITDA loss of $2.4 million for the fourth quarter of 2020, compared to Adjusted EBITDA loss of $11.5 million in the fourth quarter of 2019, a decrease in adjusted EBITDA loss of $9.1 million year-over-year.

•
The Company had $34.4 million and $15.7 million of cash and cash equivalents as of December 31, 2020 and December 31, 2019, respectively, and total debt obligations of approximately $79.6 million and $69.0 million as of December 31, 2020 and December 31, 2019, respectively.

Management Commentary:

“We continued to see improvements in business trends during the fourth quarter as customers in our key markets around the world continue to recover,” said Domenic Serafino, Chief Executive Officer of Venus Concept. “Fourth quarter sales increased 25% as compared to our third quarter sales results, driven by 50% quarter-over-quarter growth in sales to U.S. customers and 10% quarter-over-quarter growth in sales to International customers. The improvement in growth trends as compared to the third quarter was driven by strong procedure-related activity in both our aesthetics and hair restoration businesses, and strong system sales results of our Venus Bliss and ARTAS iX®. Based on our current assessment and increased pipeline activity, we believe that we will continue to see an improvement in capital equipment demand in the aesthetics and hair restoration markets as we move through 2021. Our focused commercial strategy is helping us maximize our opportunities to drive adoption of our key products.”

Mr. Serafino continued: “Our fourth quarter financial results reflect strong execution of our plan to balance our operating expense management, while continuing to make strategic investments, specifically in the North American market, to better-position us for profitable growth in the years to come. In the fourth quarter of 2020, we reduced our GAAP operating expenses by $10.6 million, or 28%, year-over-year, reduced our adjusted EBITDA loss by $9.1 million, or 79%, year-over-year and generated positive cash flow from operations during the period. We enter 2021 with a significantly enhanced balance sheet and financial condition as a result of the notable transactions we announced in December, including a new loan agreement, refinanced long-term debt obligations and net proceeds from our recent public offering. Together, these activities and our operating expense management during 2020, resulted in approximately $34 million in cash on our balance sheet at year-end to support our future growth initiatives. We have repositioned the Company over the last year and stand poised for a return to above-market growth - as evidenced by our expectations for revenue growth of 26% to 32% year-over-year in fiscal year 2021 - and we expect strong operating leverage in 2021 as well.”

Fourth Quarter and Fiscal Year 2020 Revenue by Region and by Product Type:

Venus Concept Inc.
Supplemental Financial Information - Revenue by Geographic Area

	Three months ended December 31,		Increase / (decrease)			Twelve months ended December 31,		Increase / (decrease)
(Dollars in millions)	2020	2019		$	%	2020	2019		$	%
United States	$11.6	$16.4	$(4.7)		(28.9)%	$34.0	$47.7	$(13.7)		(28.8)%
International	14.2	15.5	(1.3)		(8.3)%	44.0	62.7	(18.7)		(29.8)%
Total	$25.8	$31.9	$(6.0)		(18.9)%	$78.0	$110.4	$(32.4)		(29.3)%

*numbers may not foot due to rounding.

Venus Concept Inc.
Supplemental Financial Information - Revenue by Type

	Three months ended December 31,		Increase / (decrease)		Twelve months ended December 31,		Increase / (decrease)
(Dollars in millions)	2020	2019	$	%	2020	2019	$	%
Lease revenue	$9.7	$16.4	$(6.6)	(40.6)%	$33.4	$65.2	$(31.7)	(48.7)%
System revenue	11.2	10.5	0.7	6.2%	29.0	31.7	(2.8)	(8.7)%
Product revenue	3.7	2.8	0.9	31.7%	10.9	6.9	3.9	56.4%
Service revenue	1.2	2.1	(0.9)	(44.1)%	4.8	6.6	(1.8)	(27.3)%
Total	$25.8	$31.9	$(6.0)	(18.9)%	$78.0	$110.4	$(32.4)	(29.3)%

*numbers may not foot due to rounding.

Fourth Quarter 2020 Financial Results:

Total revenue for the fourth quarter of 2020 decreased $6.0 million, or 19%, to $25.8 million, compared to $31.9 million for the fourth quarter of 2019. Total lease revenue, from sales of systems via our subscription model, decreased $6.6 million, or 41%, to $9.7 million, compared to $16.4 million for the fourth quarter of 2019. Total products and services revenue for the fourth quarter of 2020 increased $0.6 million, or 4%, to $16.1 million, compared to $15.5 million for the fourth quarter of 2019.

The decrease in revenue was a result of decreased revenue in the United States of $4.7 million, or 29%, and decreased revenue in international markets of $1.3 million, or 8%. The decrease in revenue in both the United States and international markets was driven by COVID-19 related lockdown measures or restrictions imposed by federal and state governments. These disruptions and the resultant uncertainty at the clinic level negatively impacted our ability to sell into our customary channels in both the United States and international markets. Although our selling efforts were hampered by target customer concerns in making capital outlays given the economic uncertainty, this became less of an obstacle towards the end of 2020 as we experienced improving sales trend in most markets.

The decrease in total revenue, by product category, for the fourth quarter of 2020 was driven by a decrease of $6.6 million, or 41%, in lease revenue, a decrease of $0.9 million, or 44%, in service revenue, offset partially by an increase of $0.9 million, or 32%, in other products revenue, primarily ARTAS® and ARTAS iX® procedure kits and other consumables, and an increase of $0.7 million, or 6%, in system revenue. The percentage of systems revenue derived from our subscription model was approximately 46% in the three months ended December 31, 2020 compared to 61% in the three months ended December 31, 2019.

The increase in system revenue for the fourth quarter of 2020 was driven by a significant contribution of revenue from the sale of ARTAS® and ARTAS iX® systems, compared to the prior year period which only included contributions from the sale of ARTAS® and ARTAS iX® systems revenue following the closing of our merger on November 7, 2019. The increase in other product revenue was driven by sales of ARTAS procedure kits, only contributed to other product revenue for a partial period in the fourth quarter of 2019. The decrease in service revenue for the fourth quarter of 2020 was driven by COVID-19 related restrictions imposed by federal, state, and local governments resulting in a decline in VeroGrafters™ technician services, along with the suspension of operations of the 2two5 marketing services, offset by additional warranty revenue on ARTAS® systems.

Gross profit for the fourth quarter of 2020 decreased $3.0 million, or 15.4%, to $16.7 million, compared to $19.7 million for the fourth quarter of 2019. The decrease in gross profit is primarily due to lower revenues caused by the aforementioned COVID-19 related disruptions in countries and markets in which the Company operates. Gross margin was 64.7% of revenue for the fourth quarter of 2020, compared to 62.0% of revenue for the fourth quarter of 2019. The increase in gross margin is primarily related to initiatives directed at reducing manufacturing costs of our robotic ARTAS® systems.

Operating expenses for the fourth quarter of 2020 decreased $10.7 million, or 28%, to $26.9 million, compared to $37.6 million for the fourth quarter of 2019. The year-over-year decrease in operating expenses was primarily driven by a decrease of $5.0 million, or 22%, in general & administrative expenses, a decrease of $5.0 million, or 41%, in sales and marketing expenses and a decrease of $0.7 million, or 28%, in R&D expenses, compared to the prior year period. The decrease in GAAP operating expense in the fourth quarter of 2020 was partially offset by incremental bad debt expense of $5.4 million related to COVID-19, restructuring expenses of $0.5 million and, to a lesser extent, non-recurring legal expenses of $0.3 million. Excluding these items, fourth quarter of 2020 operating expenses declined 45% year-over-year.

Operating loss for the fourth quarter of 2020 was $10.2 million, compared to operating loss of $17.9 million for the fourth quarter of 2019.

Net loss attributable to Venus Concept Inc. stockholders for the fourth quarter of 2020 was $14.7 million, or $0.34 per share, compared to net loss attributable to Venus Concept Inc. stockholders of $20.8 million, or $1.07 per share, for the fourth quarter of 2019. Weighted average shares used to compute net loss attributable to Venus Concept Inc. stockholders per share were 42.8 million and 19.5 million for the fourth quarters of 2020 and 2019, respectively.

Adjusted EBITDA loss for the fourth quarter of 2020 was $2.4 million, compared to Adjusted EBITDA loss of $11.5 million for the fourth quarter of 2019.

Fiscal Year 2020 Financial Results:

Total revenue decreased by $32.4 million, or 29.3%, to $78.0 million for the year ended December 31, 2020 from $110.4 million for the year ended December 31, 2019. The decrease in total revenue was driven by an $18.7 million, or 30% year-over-year, decline in sales in international markets and a $13.7 million, or 29% year-over-year, decline in sales in the United States. These disruptions and the resultant uncertainty at the clinic level negatively impacted our ability to sell into our customary channels in both the United States and international markets. Although our selling efforts were hampered by target customer concerns in making capital outlays given the economic uncertainty, this became less of an obstacle towards the end of 2020 as we experienced improving sales trend in most markets.

Net loss attributable to Venus Concept Inc. stockholders for the year ended December 31, 2020 was $85.3 million, or $2.33 per share, compared to net loss attributable to Venus Concept Inc. stockholders of $40.6 million, or $4.77 per share, for the year ended December 31, 2019. Weighted average shares used to compute net loss attributable to Venus Concept Inc. stockholders per share were 36.6 million and 8.5 million for the year ended December 31, 2020 and 2019, respectively.

Adjusted EBITDA loss for the year ended December 31, 2020 was $20.1 million, compared to adjusted EBITDA loss of $12.5 million for the year ended December 31, 2019.

Fiscal Year 2021 Revenue Guidance:

Assuming no significant and persistent resurgence of COVID-19 and related lockdown measures in key markets that would negatively impact the Company’s customer base, and based on a notable increase in pipeline activity, the Company continues to expect total revenue for the twelve months ending December 31, 2021 in the range of $98.0 million to $103.0 million, representing an increase of approximately 26% to 32% year-over-year, compared to total revenue of $78.0 million for the twelve months ended December 31, 2020.

Conference Call Details:

Management will host a conference call at 5:00 p.m. Eastern Time on March 29, 2021 to discuss the results of the quarter and fiscal year with a question and answer session. Those who would like to participate may dial 877-407-2991 (201-389-0925 for international callers) and provide access code 13715787. A live webcast of the call will also be provided on the investor relations section of the Company's website at ir.venusconcept.com.

For those unable to participate, a replay of the call will be available for two weeks at 877-660-6853 (201-612-7415 for international callers); access code 13715787. The webcast will be archived at ir.venusconcept.com.

About Venus Concept

Venus Concept is an innovative global medical aesthetic technology leader with a broad product portfolio of minimally invasive and non-invasive medical aesthetic and hair restoration technologies and reach in over 60 countries and 20 direct markets. Venus Concept focuses its product sales strategy on a subscription-based business model in North America and in its well-established direct global markets. Venus Concept’s product portfolio consists of aesthetic device platforms, including Venus Versa, Venus Legacy, Venus Velocity, Venus Fiore, Venus Viva, Venus Freeze Plus, Venus Heal, Venus Glow, Venus Bliss, Venus Epileve and Venus Viva MD. Venus Concept’s hair restoration systems includes NeoGraft®, an automated hair restoration system that facilitates the harvesting of follicles during a FUE process and the ARTAS® and ARTAS iX® Robotic Hair Restoration systems, which harvest follicular units directly from the scalp and create recipient implant sites using proprietary algorithms. Venus Concept has been backed by leading healthcare industry growth equity investors including EW Healthcare Partners (formerly Essex Woodlands), HealthQuest Capital, Longitude Capital Management, and Aperture Venture Partners.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “1933 Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “1934 Act”). Any statements contained herein that are not of historical facts may be deemed to be forward-looking statements. In some cases, you can identify these statements by words such as such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” and other similar expressions that are predictions of or indicate future events and future trends. These forward-looking statements include, but are not limited to, statements about the expected synergies and cost savings from our merger with Venus Concept Ltd.; our financial performance; the growth in demand for our systems and other products; and general economic conditions, including the global economic impact of COVID-19, involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. These forward-looking statements are based on current expectations, estimates, forecasts, and projections about our business and the industry in which the Company operates and management's beliefs and assumptions and are not guarantees of future performance or developments and involve known and unknown risks, uncertainties, and other factors that are in some cases beyond our control. As a result, any or all of our forward-looking statements in this communication may turn out to be inaccurate. Factors that could materially affect our business operations and financial performance and condition include, but are not limited to, those risks and uncertainties described under Part I Item 1A—“Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020. You are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. The forward-looking statements are based on information available to us as of the date of this communication. Unless required by law, the Company does not intend to publicly update or revise any forward-looking statements to reflect new information or future events or otherwise.

Investor Relations Contact:

Westwicke Partners on behalf of Venus Concept:

Mike Piccinino, CFA

VenusConceptIR@westwicke.com

Venus Concept Inc.

Condensed Consolidated Balance Sheets
(In thousands of U.S. dollars, except share and per share data)

	Year Ended, December 31,
	2020	2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$34,297	$15,666
Restricted cash	83	83
Accounts receivable, net of allowance of $18,490 and $10,494 as of December 31, 2020, and 2019	52,764	58,977
Inventories	17,759	18,844
Deferred expenses	—	59
Prepaid expenses	2,240	2,523
Advances to suppliers	2,587	450
Other current assets	5,674	3,101
Total current assets	115,404	99,703
LONG-TERM ASSETS:
Long-term receivables	21,148	35,656
Deferred tax assets	884	622
Severance pay funds	685	710
Property and equipment, net	3,539	4,648
Intangible assets	18,865	22,338
Goodwill	—	27,450
Total long-term assets	45,121	91,424
TOTAL ASSETS	$160,525	$191,127
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Line of credit	$—	$7,789
Trade payables	6,322	9,401
Accrued expenses and other current liabilities	20,253	21,120
Income taxes payable	1,132	2,172
Unearned interest income	1,950	3,942
Warranty accrual	1,106	1,254
Deferred revenues	1,752	2,495
Total current liabilities	32,515	48,173
LONG-TERM LIABILITIES:
Long-term debt	75,491	61,229
Government assistance loans	4,110	—
Income tax payable	478	—
Accrued severance pay	755	827
Deferred tax liabilities	811	1,017
Unearned interest income	1,778	1,681
Warranty accrual	533	723
Other long-term liabilities	293	799
Total long-term liabilities	84,249	66,276
TOTAL LIABILITIES	116,764	114,449
Commitments and Contingencies (Note 9)
STOCKHOLDERS’ EQUITY (Note 1):
Common Stock, $0.0001 par value: 300,000,000 shares authorized as of December 31, 2020 and 2019; 53,551,126 and 28,686,116 issued and outstanding as of December 31, 2020 and 2019, respectively	26	24
Additional paid-in capital (Note 1)	201,598	149,840
Accumulated deficit	(157,392)	(75,686)
TOTAL STOCKHOLDERS’ EQUITY	44,232	74,178
Non-controlling interests	(471)	2,500
	43,761	76,678
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$160,525	$191,127

Venus Concept Inc.
Condensed Consolidated Statements of Operations
(In thousands of U.S. dollars, except per share data)

	Year Ended, December 31,
	2020	2019
Revenue
Leases	$33,428	$65,170
Products and services	44,586	45,236
	78,014	110,406
Cost of goods sold
Leases	7,899	13,411
Products and services	18,724	20,342
	26,623	33,753
Gross profit	51,391	76,653
Operating expenses:
Selling and marketing	26,203	41,409
General and administrative	57,882	57,488
Research and development	7,754	8,034
Goodwill impairment	27,450	—
Total operating expenses	119,289	106,931
Loss from operations	(67,898)	(30,278)
Other expenses:
Foreign exchange (gain) loss	(68)	2,611
Finance expenses	8,343	7,549
Loss on debt extinguishment	2,938	—
Loss on disposal of subsidiaries	2,526	—
Loss before income taxes	(81,637)	(40,438)
Income tax expense	1,181	1,857
Net loss	(82,818)	(42,295)
Deemed dividend (Note 15)	3,564	—
Loss attributable to stockholders of the Company	(85,270)	(40,619)
Loss attributable to non-controlling interest	(1,112)	(1,676)

Net loss per share:
Basic	$(2.33)	$(4.77)
Diluted	$(2.33)	$(4.77)
Weighted-average number of shares used in per share calculation:
Basic	36,626	8,517
Diluted	36,626	8,517

Use of Non-GAAP Financial Measures

Adjusted EBITDA is a non-GAAP measure defined as net loss income before foreign exchange loss, financial expenses, income tax expense, depreciation and amortization, stock-based compensation and non-recurring items for a given period. Adjusted EBITDA is not a measure of our financial performance under U.S. GAAP and should not be considered an alternative to net income or any other performance measures derived in accordance with U.S. GAAP. Accordingly, you should consider Adjusted EBITDA along with other financial performance measures, including net income, and our financial results presented in accordance with U.S. GAAP. Other companies, including companies in our industry, may calculate Adjusted EBITDA differently or not at all, which reduces its usefulness as a comparative measure. We understand that although Adjusted EBITDA is frequently used by securities analysts, lenders and others in their evaluation of companies, Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are: Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments; Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; and although depreciation and amortization are a non-cash charges, the assets being depreciated will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

We believe that Adjusted EBITDA is a useful measure for analyzing the performance of our core business because it facilitates operating performance comparisons from period to period and company to company by backing out potential differences caused by changes in foreign exchange rates that impact financial assets and liabilities denominated in currencies other than the U.S. dollar, tax positions (such as the impact on periods or companies of changes in effective tax rates), the age and book depreciation of fixed assets (affecting relative depreciation expense), amortization of intangible assets, stock-based compensation expense (because it is a non-cash expense) and non-recurring items as explained below.

The following reconciliation of net loss to Adjusted EBITDA for the years presented:

Venus Concept Inc.

Reconciliation of Net loss to Non-GAAP Adjusted EBITDA

	Year Ended, December 31,
	2020	2019
Reconciliation of net loss to adjusted EBITDA	(in thousands)
Net loss	$(82,818)	$(42,295)
Foreign exchange (gain) loss	(68)	2,611
Loss on debt extinguishment	2,938	—
Loss on disposal of subsidiaries	2,526	—
Finance expenses	8,343	7,549
Income tax expense	1,181	1,857
Depreciation and amortization	4,804	2,040
Stock-based compensation expense	2,138	2,158
Goodwill impairment charge	27,450	—
COVID-19 related bad debts	11,088	—
Other adjustments (1)	2,280	13,553
Adjusted EBITDA	$(20,138)	$(12,527)

(1) For the year ended December 31, 2020, the other adjustments are represented by severance and retention payments ($1.9 million) and litigation settlement expenses ($0.3 million). For the year ended December 31, 2019, the other adjustments are mainly represented by professional fees related to the Merger and a patent infringement case.